Exhibit 10.1.1

AMENDMENT TO EMPLOYMENT AGREEMENT

OF APRIL 27, 1995

MODIFIED AUGUST 3, 2005

COMPENSATION COMMITTEE RESOLUTION OF INCREASED BENEFITS

FOR KEITH ROBBINS

WHEREAS, Mr. Robbins will reach the age 65 in February 2007 and has indicated that he would consider working five additional years thereafter, and whereas the Board has indicated its desire for Mr. Robbins to continue beyond his 65th birthday as chief Executive Officer and President of the Bancorp and Bank, the Compensation Committee recommends the following supplemental benefits as inducement for Mr. Robbins to continue service past age 65.

A.                                   Increasing his salary continuation benefits from $150,000 per year (plus cost of living increases) for 20 years from the date of retirement, to $175,000.00 per year (plus cost of living increases) for 20 years from the date of retirement. The benefit increase would be subject to vesting at 25% per year, and Mr. Robbins would become vested in this increase at the rate of an additional $6,250 per full year of employment past age 65.

B.                                     Provide life, supplemental life, health and dental insurance coverage as presently provided to Mr. Robbins and family (family to only include spouse and eligible dependent children as defined by the Bank insurance policy), for a period not to exceed 20 years beginning after retirement. Mr. Robbins would be entitled to 5 years of such coverage beginning at the time of retirement, after he completes a full year of service past age 65 and such coverage would increase at the rate of 5 additional years of coverage for each additional year of service completed by Mr. Robbins past age 65. In the event, the Bancorp or Bank is unable to include Mr. Robbins into the Bancorp’s or Bank’s group plan, the Bancorp and/or Bank will provide to Mr. Robbins, the incremental amount of premiums for such health coverage above what Medicare covers, to reach the same level of coverage provided at the time of retirement. In addition, if there is a change in federal health care coverage to provide for some type of a national health plan then the benefit for health coverage to Mr. Robbins pursuant to this paragraph would only be the cost of the premiums above that which is provided by the national health plan to provide him with the same level of health coverage that he has at the time of retirement. Finally, if Mr. Robbins or his family relocates to another state, the cost of benefits provided by this paragraph would be limited to an amount not to exceed what the cost of such benefits would be for California residents.

The Compensation Committee has determined the extra cost to the Company for the supplemental salary continuation benefits.  This amount net of the tax savings using an effective tax rate of 41% and net of the offset by the delayed payment of current benefits), would not result in any increased expense to the Company, assuming Mr. Robbins receives all of the proposed increase.  Based upon current costs, the Compensation Committee has also determined the cost of the additional life, supplemental life, health and dental insurance for 20 years for himself and his family also would not have a cost to the bank, due to the savings from the deferred payout of the retirement plan. As a consideration Mr. Robbins will no longer accrue vacation credit as his contribution and responsibilities are not directly associated with standard banking hours.

RESOLVED THAT, having considered the importance of Mr. Robbins continuing employment past age 65 and the costs of the proposed increased benefits for Mr. Robbins, the Compensation Committee recommends unanimously to the Board of Directors of Community Valley Bancorp to approve (i) an amendment of Mr. Robbins salary continuation agreement to provide for increasing his salary continuation benefits from $150,000 per year (plus cost of living increases)

for 20 years from date of retirement, to $175,000 per year (plus cost of living increases) for 20 years from date of retirement, provided such benefit increase would be subject to vesting at 25% per year, in which Mr. Robbins would become vested in the increase at the rate of an additional $6,250 per year in salary continuation benefits per full year of employment by Mr. Robbins past the age 65.and (ii) also provide continued life, supplemental life, health and dental insurance coverage as presently provided to Mr. Robbins and family (family to only include spouse and eligible dependent children as defined by the Bancorp’s or Bank’s insurance policy), for a period not to exceed 20 years beginning after retirement, with such extended coverage to begin with an initial 5 years of coverage beginning at time of retirement after Mr. Robbins completes a full year of service past age 65 and increasing at the rate of 5 additional years of such coverage for each additional year of service completed by Mr. Robbins past age 65, provided that in the event, the Bancorp or Bank is unable to include Mr. Robbins into the Bancorp’s or Bank’s group plan, the Bancorp and/or Bank will provide to Mr. Robbins, the incremental amount of premiums for such health coverage above what Medicare covers, to reach the same level of coverage provided at the time of retirement and further provided that, if there is a change in federal health care coverage to provide for some type of a national health plan then the benefit for health coverage to Mr. Robbins after such change would only be the cost of the premiums above that which is provided by the national health plan to provide him with the same level of health coverage that he has at the time of retirement, and finally provided that, if Mr. Robbins or his family relocates to another state, the cost of benefits provided to Mr. Robbins after retirement would be limited to an amount not to exceed what the cost of such continued benefits would be for California residents.

FURTHER RESOLVED THAT, the providing of Mr. Robbins and his family with these supplemental benefits are exclusive to Mr. Robbins and his family and that no inference should be drawn that any other director, executive officer or employee of Bancorp or Bank shall be entitled to similar supplemental benefits.

BANK:

BUTTE COMMUNITY BANK

Date:	9-18-2006	By:	//s// Don Leforce
		Title:	Chairman of the Board

EMPLOYEE:

Date:	9-12-2006	By:	//s// K C Robbins
Keith C Robbins